UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2005

OM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-12515
(Commission File Number)

52-1736882
(I.R.S. Employer Identification Number)

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)

(216) 781-0083
(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2005, OM Group, Inc. (the “Company”) and Frank E. Butler (“Butler”) agreed upon and executed an employment agreement that provides for Butler’s employment as interim Chief Executive Officer of the Company for a term commencing upon January 11, 2005 and ending on the earliest of: (i) the date a permanent chief executive officer is named and assumes the duties thereof; (ii) his resignation, death or disability; (iii) his termination by the Board of Directors; or (iv) December 31, 2005. Butler has been a director of the Company since 1996 and Chairman of the Company’s Board of Directors since July 2004.

Under the terms of the agreement, Butler receives a salary determined by a formula that is based upon the number of days that Butler serves as interim Chief Executive Officer. The agreement provides that the minimum salary will be $125,000 and if Butler serves as interim Chief Executive Officer through December 31, 2005, he will receive $875,342, the maximum salary payable under the formula. The first $125,000 of the salary is payable in 2005 and any remainder is payable in three approximately equal installments in 2006, 2007 and 2008. Any amounts of salary paid in 2007 or 2008 will also include interest credits at an annual rate of 5%. Butler will receive a $3,000 monthly housing allowance, reasonable expenses incurred in conducting the Company’s business and a leased car. Butler is also entitled to participate in the Company’s employee benefit plans for executive employees, including the Company’s tax-qualified deferred contribution plan, the OMG healthcare plan and other Company welfare plans, provided that he meets the applicable eligibility requirements. He will not participate in the OM Group, Inc. Restoration Benefit Plan. In the event of death, any portion of Butler’s undistributed salary will be paid to his designated beneficiary. The agreement contains a confidentiality covenant and a one-year non-compete provision.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information required by Item 5.02(c) is contained in Item 1.01 above and the Form 8-K dated January 11, 2005 relating to Butler’s appointment as interim Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

The employment agreement is filed as Exhibit 1 to this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc.
(Registrant)
Date: February 15, 2005	/s/ R. Louis Schneeberger
	Name:	R. Louis Schneeberger
	Title:	Chief Financial Officer

Exhibit Index

The following exhibit is filed as part of this Form 8-K:

Exhibit	Description
1	Employment Agreement

4